Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to, and in accordance with, the requirements of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, each party hereto hereby agrees to jointly file a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Hudson Holding Corporation, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

The Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of the date set forth below.

Dated: January 14, 2011

/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo

/s/ Peter Zugschwert
Peter Zugschwert

/s/ John C. Shaw, Jr.
John C. Shaw, Jr.

/s/ John W. Mascone
John W. Mascone

/s/ Kenneth D. Pasternak
Kenneth D. Pasternak

/s/ Ajay Sareen
Ajay Sareen

/s/ Frank Drazka
Frank Drazka